EXHIBIT 4.3
                        SIXTEENTH SUPPLEMENTAL INDENTURE

     This Sixteenth Supplemental Indenture dated as of June 30, 1994, between Mississippi Chemical Corporation, a Mississippi corporation (the "Company"), and Deposit Guaranty National Bank, as Trustee (the "Trustee"), to the Indenture of Mortgage, Deed of Trust, Assignment and Security Agreement dated as of
September 1, 1976, among the Company, New Orleans Bank for Cooperatives (now the National Bank for Cooperatives), John H. Farrelly, as trustee for the benefit of the New Orleans Bank for Cooperatives (the "Old Trustee") under certain deeds of trust specified in the Original Indenture, and the Trustee (the "Original Indenture"), as supplemented by a First Supplemental Indenture dated as of September 7, 1976 (the "First Supplemental Indenture"), a Second Supplemental Indenture dated as of September 30, 1976 (the "Second Supplemental Indenture"), a Third Supplemental Indenture dated as of June 28, 1977 (the "Third Supplemental Indenture"), a Fourth Supplemental Indenture dated as of May 1, 1978 (the "Fourth Supplemental Indenture"), a Fifth Supplemental Indenture dated as of June 1, 1978 (the "Fifth Supplemental Indenture"), a Sixth Supplemental Indenture dated as of September 1, 1979 (the "Sixth Supplemental Indenture"), a Seventh Supplemental Indenture dated as of October 1, 1979 (the "Seventh Supplemental Indenture"), an Eighth Supplemental Indenture dated as of May 15, 1983 (the "Eighth Supplemental Indenture"), a Ninth Supplemental Indenture dated as of February 23, 1988 (the "Ninth Supplemental Indenture"); a Tenth Supplemental Indenture dated as of December 26, 1989 (the "Tenth Supplemental Indenture"); an Eleventh Supplemental Indenture dated as of July 16, 1990 (the "Eleventh Supplemental Indenture"); a Twelfth Supplemental Indenture dated as of August 6, 1992 (the "Twelfth Supplemental Indenture"); a Thirteenth Supplemental Indenture dated as of July 16, 1993 (the "Thirteenth Supplemental Indenture"); a Fourteenth Supplemental Indenture dated as of June 17, 1994 (the "Fourteenth Supplemental Indenture"); and a Fifteenth Supplemental Indenture dated as of June 17, 1994 (the "Fifteenth Supplemental Indenture") (the Original Indenture, as supplemented by the First through the Fifteenth Supplemental Indentures, being hereinafter referred to as the "Indenture"),

                  W I T N E S S E T H  T H A T:

     WHEREAS, the Company's Board of Directors has recommended to the Company's shareholders that the Company cease doing business as a cooperative and otherwise implement the terms of the Plan described in the Company's Proxy Statement/Prospectus dated May 27, 1994, a copy of which has heretofore been provided to the Company's shareholders and to all Noteholders under the Indenture; and

     WHEREAS, as of July 16, 1990, the Company granted to Freeport-McMoRan Resource Partners, Limited Partnership ("Freeport") an option to purchase the Company's Hardee County, Florida, property and the underlying phosphate reserves pursuant to an Agreement for Real Estate Purchase Option (the "Original Option"); and

     WHEREAS, as of July 1, 1993, the Original Option was assigned by Freeport to IMC-Agrico Company ("IMC-Agrico"), a Delaware general partnership; and

     WHEREAS, the Board has authorized the Company to convey certain property to IMC-Agrico in partial exercise of the Original Option and to enter into the remaining IMC-Agrico Agreements as defined below, substantially final copies of which have been heretofore provided to the holders of the Series A Notes, Series H Notes, Series I Notes, and Series J Notes; and

     WHEREAS, the Company and Trustee desire to amend and supplement the Indenture as hereinafter set forth; and

     WHEREAS, this Sixteenth Supplemental Indenture is in substantially the form approved by the holders of not less than 51% in aggregate unpaid principal amount of each of the Series A Notes, the Series H Notes, the Series I Notes, and the Series J Notes, and 51% in aggregate unpaid principal amount of all the outstanding Notes; and

     WHEREAS, this Sixteenth Supplemental Indenture witnesseth that the Indenture is hereby amended and supplemented as follows:

                                   ARTICLE I

     SECTION 1.1. The proviso at the end of the first sentence of paragraph 3 of the Granting Clauses of the Original Indenture, and the second sentence of such paragraph 3, are hereby deleted in their entirety and the following new proviso and second sentence are substituted in their stead:

          provided, however, that the security interests created in this paragraph 3 in Commodity Loan Inventory are in all respects subordinate and inferior to all security interests which the Company has heretofore granted or may hereafter grant to secure indebtedness in an amount not to exceed the amount of the Permitted Lien described in Section 7.01(c). For the purposes of this Indenture, "Commodity Loan Inventory" means all inventory of the Company, of every description whatsoever, maintained in the conduct of the Company's business, whether such inventory is now existing or hereafter acquired as additional inventory, or as replacement for existing inventory, consisting of fertilizer, chemicals, raw materials in the manufacture of fertilizer and fertilizer materials, fertilizer in the process of mixing, and liquid and mixed fertilizer and fertilizer in bulk or bags, and all proceeds and product of said inventory, which secure existing or future indebtedness in an amount not to exceed the amount of the Permitted Lien described in Section 7.01(c).

     SECTION 1.2. The phrase numbered (ii) in the second paragraph of exceptions following paragraph 6 of the Granting Clauses of the Original Indenture (renumbered as paragraph 5 by Section 1.01 of the First Supplemental Indenture) is hereby deleted in its entirety and the words "intentionally omitted" are substituted in lieu thereof.

     SECTION 1.3. Section 1.01 of the Indenture is hereby amended by including therein the following definitions which shall be inserted after the definition of "Florida Property":

               "IMC-Agrico Agreements" shall mean (i) a General Warranty Deed ("Deed") conveying to IMC-Agrico Company ("IMC-Agrico") a portion equal to approximately 14/67 of the Company's property and underlying phosphate reserves located in Hardee County, Florida (the Company's property and underlying phosphate reserves are hereinafter collectively referred to as the "Florida Reserves," and the portion of the property conveyed by the Deed is hereinafter referred to as the "Adjacent Property"), which Florida Reserves constitute a part of the Florida Property;
          (ii) the Agreement for Real Estate Purchase Option between the Company and IMC-Agrico (the "Purchase Option") granting to IMC-Agrico the exclusive option to purchase the balance of the Florida Reserves; (iii) the Agreement for Real Estate Put Option between the Company and IMC-Agrico (the "Put Option") granting to the Company the right to put the balance of the Florida Reserves to IMC-Agrico in the event the Purchase Option expires or is terminated; and (iv) the Agreement for Real Estate Repurchase Option between IMC-Agrico and the Company (the "Repurchase Option") granting to the Company the exclusive option to repurchase the Adjacent Property, in the event IMC-Agrico fails to purchase the balance of Florida Reserves through the Purchase Option or the Put Option.

     SECTION 1.4. The phrase numbered (i) in Section 4.05(c) is hereby amended by deleting the words "less than 30 nor" in the fourth line thereof.

     Section 1.5. The phrase numbered (ii) in Section 4.05(c) is hereby amended by adding the following in the last line thereof immediately after the word "utilities" and immediately preceding the semicolon:

          , and (z) certifying that no Event of Default, or event which with notice or lapse of time or both would constitute an Event of Default, shall have occurred and be continuing

     SECTION 1.6. Section 4.06 is hereby amended by deleting the words "six months" wherever they appear and substituting the words "two years" in their stead.

     SECTION 1.7. The period at the end of clause (b) of Section 5.08 is hereby deleted and replaced by a semicolon and the following new clause (c) is added immediately thereafter:

               (c) notwithstanding the foregoing in this Section 5.08, the Company shall, if so authorized by its shareholders, effect the merger described in the Company's Proxy Statement/Prospectus dated May 27, 1994; thereafter, the surviving company of such merger, the name of which shall be Mississippi Chemical Corporation, shall possess all of the rights and be subject to all obligations of the Company set forth herein and shall expressly assume in writing all the obligations of the Company under the Note Purchase Agreements, the Series H Note Purchase Agreement, the Series I Revolving Credit Loan Agreement, the Series J Revolving Credit Agreement and this Indenture, and thereafter all references in this Indenture to the "Company" shall be deemed references to the surviving corporation named Mississippi Chemical Corporation.

     SECTION 1.8. Section 5.11(b)(i)(A) of the Original Indenture, as previously amended, is hereby amended by deleting the same in its entirety and substituting the following in its stead:

               (A) create, incur, assume or suffer to exist any Lien upon any of the Florida Property (other than Permitted Liens and any Lien created by or resulting from the execution or performance of the IMC-Agrico Agreements or the sale of the Florida Reserves pursuant to the IMC-Agrico Agreements) and will promptly pay and discharge all taxes, assessments and governmental charges or levies and all lawful claims of whatever kind on or in respect thereof, which if unpaid, might become or result in any Lien on the Florida Property, or

     SECTION 1.9. Section 5.11(b)(i)(B) of the Original Indenture, as previously amended, is hereby amended by deleting the same in its entirety and substituting the following in its stead:

               (B) sell, lease, transfer, assign, convey or in any manner dispose of any of the Florida Property, except: (1) to the extent that the provisions of Section 4.05 of this Indenture would so permit, were the Florida Property at the time included in the Trust Estate and (2) pursuant to the provisions of the IMC-Agrico Agreements.

     SECTION 1.10. Section 5.11(b)(ii) of the Original Indenture, as previously amended by the Eighth Supplemental Indenture, is hereby deleted in its entirety, and the following new Section 5.11(b)(ii) is substituted in its stead:

               (ii) at such time as the holders of 51% in aggregate principal amount at the time outstanding of any series of Notes then outstanding request in writing that the Company subject the Florida Property to the Lien of this Indenture, the Company shall, within 30 days thereafter, execute and deliver to the Trustee (and to a co-trustee domiciled in Florida if then so required by Florida law) in recordable form under the laws of Florida, and record or file, such mortgages, deeds of trust, financing statements and security agreements, each in form and substance satisfactory to the holders of 51% of the aggregate principal amount of the Notes then outstanding, necessary or advisable with respect to all of its right, title and interest in and to the Florida Property specifically subject to the rights of IMC-Agrico under the IMC-Agrico Agreements and shall execute, deliver and record or file all other documents (including but not limited to an indenture supplemental to this Indenture, policies of title insurance and/or an Opinion or Opinions of Counsel with respect to the title of the Company thereto and such other documents as the Trustee may require), each in form and substance satisfactory to the holders of 51% of the aggregate principal amount of the Notes then outstanding, in order to subject the Florida Property to the Lien of this Indenture or, with the consent of the holders of 51% of the aggregate principal amount of the Notes of each series then outstanding, to subject to the Lien of this Indenture an amount of the Florida Property equal to the then outstanding principal amount of the Notes multiplied by a fraction, the numerator of which shall be the then fair market value of the Florida Property (determined in a manner satisfactory to the holders of the aforesaid percentages of the Notes of each series then outstanding) and the denominator of which shall be the then fair market value (determined as aforesaid) of all property (real, personal or mixed) then subject to the Lien of this Indenture, subject only to Permitted Liens, and the Trustee shall thereupon be empowered on behalf of the Company to, and shall promptly, record or file such mortgages, deeds of trust, financing statements and security agreements in such offices in the State of Florida as shall be necessary or advisable under the circumstances in order fully to subject such property to the Lien of this Indenture, and no consent of or further act by the Company shall be necessary in connection therewith; and

     SECTION 1.11. Sections 5.11(c) and (d), added to the Original Indenture by the Eleventh Supplemental Indenture, are hereby deleted in their entirety.

     SECTION 1.12. Section 5.16, added to the Original Indenture by the Tenth Supplemental Indenture, is hereby amended by deleting the words "as now in effect" in the eighth and ninth lines thereof and substituting the words "as in effect on the effective date of the Sixteenth Supplemental Indenture" in their stead.

     SECTION 1.13. Section 5.17, added to the Original Indenture by the Twelfth Supplemental Indenture, is hereby amended by deleting the words "as now in effect" in the ninth line thereof and substituting the words "as in effect on the effective date of the Sixteenth Supplemental Indenture" in their stead.

     SECTION 1.14. Section 5.18, added to the Original Indenture by the Fourteenth Supplemental Indenture, is hereby amended by deleting the words "as now in effect" in the eleventh line thereof and substituting the words "as in effect on the effective date of the Sixteenth Supplemental Indenture" in their stead.

     SECTION 1.15. Section 6.02 of the Original Indenture is hereby amended by the deletion of the words "any present or future Commodity Loan Inventory" in clause (ii) in the fourteenth line thereof and substituting the words "intentionally omitted" in their stead.

     SECTION 1.16. Section 7.01 of the Original Indenture is hereby amended by deleting clause (c) in its entirety and substituting the following new clause
(c) in its stead:

               (c) Liens on Commodity Loan Inventory securing indebtedness of the Company in an amount not to exceed $15,000,000.

     SECTION 1.17. Section 7.01 of the Original Indenture, as amended by the Eighth Supplemental Indenture, is hereby amended by deleting clause (k) in its entirety and substituting the following new clause (k) in its stead:

          (k) Intentionally omitted;

     SECTION 1.18. Section 7.05(a) of the Original Indenture, as amended by the Eighth Supplemental Indenture, is hereby further amended by the addition of the words "ending on or before June 30, 1994," in the second line thereof immediately following the word "year" and immediately preceding the words "Net Tangible Assets".

     SECTION 1.19. Section 7.05(b) of the Original Indenture is hereby amended by the addition of the words "ending on or before June 30, 1994," in the first line thereof immediately following the words "fiscal year" and immediately preceding the words "Net Tangible Assets".

     SECTION 1.20. Section 7.05(c) of the Original Indenture is hereby amended by the addition of the words "with respect to fiscal years ending on or before June 30, 1994," in the second line thereof immediately following "7.05(b)" and immediately preceding the words "the Company".

     SECTION 1.21. Section 7.05 of the Original Indenture is hereby further amended by the addition of the following new Section 7.05(d) at the end thereof:

               (d) In fiscal years beginning on or after July 1, 1994, the Company shall not directly or indirectly pay or declare a cash dividend, or make a cash purchase of treasury stock (i) if an Event of Default shall have occurred and be continuing, (ii) if the payment of such a dividend or cash purchase price for treasury stock would result in an Event of Default, or (iii) if Net Tangible Assets do not exceed 166% of the aggregate unpaid principal amount of Secured Funded Debt then outstanding.

     SECTION 1.22. Section 7.09 of the Original Indenture is hereby deleted in its entirety and the following new Section 7.09 is substituted in its stead:

          The Company will engage primarily in the business of manufacturing and distributing fertilizer and in such other businesses as are reasonably related or incidental thereto, including but not limited to operations vertically or horizontally integrated therewith. In addition, the Company may invest and/or engage in lines of business unrelated to fertilizer if the sum of (a) the aggregate assets of the unrelated lines of business on the consolidated balance sheet of the Company and its Restricted Subsidiaries, plus (b) all contingent contractual liabilities of the Company and its Restricted Subsidiaries for the liabilities and other direct or indirect obligations of such unrelated lines of business does not represent more than 10% of the total assets of the Company and its Restricted Subsidiaries.

     SECTION 1.23. Article Seven-A, added to the Original Indenture by the Tenth Supplemental Indenture, is hereby amended by deleting the words "as in effect on December 26, 1989" in the fifth line thereof and substituting the words "as in effect on the effective date of the Sixteenth Supplemental Indenture" in their stead.

     SECTION 1.24. Article Seven-B, added to the Original Indenture by the Twelfth Supplemental Indenture, is hereby amended by deleting the words "as in effect on August 6, 1992" in the fifth line thereof and substituting the words "as in effect on the effective date of the Sixteenth Supplemental Indenture" in their stead.

     SECTION 1.25. Article Seven-C, added to the Original Indenture by the Fourteenth Supplemental Indenture, is hereby amended by deleting the words "as in effect on June 9, 1994" in the fifth line thereof and substituting the words "as in effect on the effective date of the Sixteenth Supplemental Indenture" in their stead.

                                   ARTICLE 2
                            MISCELLANEOUS PROVISIONS

     SECTION 2.01. Except as supplemented and amended by this Sixteenth Supplemental Indenture, all the covenants, agreements, terms and stipulations contained in the Indenture, as heretofore in effect, shall continue in full force and effect.

     SECTION 2.02. This Sixteenth Supplemental Indenture may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Sixteenth Supplemental Indenture to be duly executed on and as of the date first above written.

ATTEST:                         MISSISSIPPI CHEMICAL CORPORATION

Signed and acknowledged
in the presence of:
                                By:  /s/ Ethel Truly
By:  /s/ Rosalyn B. Glascoe          Assistant General Counsel
     Corporate Secretary

(CORPORATE SEAL)

ATTEST:                          DEPOSIT GUARANTY NATIONAL BANK,
                                 as Trustee
Signed and acknowledged
in the presence of:
                                 By: /s/ Susan R. Tsimortos
By:  /s/ Janice M. Powell            Vice President and Trust
     Assistant Trust Officer         Officer

(CORPORATE SEAL)


STATE OF MISSISSIPPI
COUNTY OF YAZOO

     Personally appeared before me, the undersigned authority in and for the said county and state, on this 29th day of June, 1994, within my jurisdiction, the within named Ethel Truly and Rosalyn B. Glascoe, who acknowledged that they are Assistant General Counsel and Corporate Secretary, respectively, of Mississippi Chemical Corporation, a Mississippi corporation, and that for and on behalf of the said corporation, and as its act and deed they executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.

                                 /s/ Linda G. Bentley
                                 Notary Public
My Commission expires:
May 20, 1997
(Notarial Seal)



STATE OF MISSISSIPPI
COUNTY OF HINDS

     Personally appeared before me, the undersigned authority in and for the said county and state, on this 30th day of June, 1994, within my jurisdiction, the within named Susan R. Tsimortos and Janice M. Powell, who acknowledged that they are Vice President and Trust Officer and Assistant Trust Officer, respectively, of Deposit Guaranty National Bank, a national banking association, and that for and on behalf of the said corporation, and as its act and deed they executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.

                                 /s/ Mary E. Huskey
                                 Notary Public
My Commission expires:
Feb. 18, 1996
(Notarial Seal)